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                     COMMONWEALTH INCOME & GROWTH FUND II

                      SUPPLEMENT DATED NOVEMBER 4, 1996
                                      TO
                         PROSPECTUS DATED MAY 12, 1995



CLOSING OF SALE OF ADDITIONAL UNITS


On October 7, 1996, the payments received from subscribers (subsequent to September 12, 1996) were released from escrow and have become available to the Partnership for the payment of expenses and utilization as described under "USE OF PROCEEDS" and the Partnership accepted subscriptions from investors totaling approximately $203,000 (10,000 Limited Partnership Units).

ACQUISITION OF EQUIPMENT

On September 5, 1996, the Partnership purchased thirteen Hewlett Packard Workstations for approximately $305,000. The Equipment is subject to a 36 month lease with Johnson Controls, Inc. The monthly rent during the term of the lease is approximately $8,000.

On October 15, 1996, the Partnership purchased one Silicon Graphics Inc. Enterprise Server for approximately $263,000. The Equipment is subject to a 36 month lease with Honda Research & Development. The monthly rent during the term of the lease is approximately $7,100.